Exhibit 99.2
                                                                  ------------

                          LEUCADIA NATIONAL CORPORATION
                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                  212-460-1900


PRESS RELEASE

                                                             November 27, 2002

FOR IMMEDIATE RELEASE

Contact: Laura Ulbrandt  ( 212) 460-1900


           LEUCADIA NATIONAL CORPORATION ANNOUNCES SALE OF INTEREST IN
                      PIMLICO AND LAUREL PARK RACECOURSES

Leucadia National Corporation (LUK-NYSE and PCX ) today announced the sale of its approximately 40% equity interest in certain thoroughbred racetrack businesses to a third party for net proceeds of approximately $28 million. The sale is expected to result in a pre-tax gain to Leucadia of approximately $14 million. As part of the transaction, Leucadia has an approximately 15% profits interest in a joint venture formed with the buyer and all of the other former equity owners of the businesses to pursue the potential development and management of gaming ventures in Maryland, including slot machines and video lottery terminals (if authorized by state law). Leucadia has no funding obligations for this joint venture.

Leucadia National Corporation is a holding company for its consolidated subsidiaries engaged in a variety of businesses, including banking and lending, manufacturing, winery operations, real estate activities, development of a copper mine, and property and casualty insurance and reinsurance. The Company also currently has equity interests of more than 5% in the following domestic public companies: AmeriKing, Inc. (6.8%), Carmike Cinemas, Inc. 11.1%), GFSI Holdings, Inc. (6.9%), Jackson Products, Inc. (8.8%), Jordan Industries, Inc. (10.1%) and WilTel Communications Group, Inc. (47.4%).


This press release contains forward-looking statements such as estimates, predictions or forecasts. Leucadia assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. The factors that could affect such statements are those that are included in Leucadia's filings with the Securities and Exchange Commission. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.